Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the GTT Communications, Inc. 2016 Employee Stock Purchase Plan of our reports dated March 9, 2016, with respect to the consolidated financial statements and schedule of GTT Communications, Inc. as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 and the effectiveness of internal control over financial reporting of GTT Communications, Inc. as of December 31, 2015 included in its Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ CohnReznick LLP

Tysons, Virginia

March 30, 2016